UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 21, 2017

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	001-35218	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Wood Avenue South., Suite 302 Iselin, NJ		08830
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (732) 201-4189

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01
Other Events.

As previously reported, due to the financial condition of Echo Therapeutics, Inc. (the “Company”), the Company was unable to make payment on $1,787,000 of the 10% senior secured convertible notes of the Company due on January 28, 2017 (the “January Notes”). An additional $3,361,620 in principal amount of 10% senior secured convertible notes of the Company matures on May 3, 2017 (the “May Notes” and together with the January Notes, the “Notes”). The Company has been engaged in prolonged discussions to obtain new financing and obtain appropriate forbearance and/or waivers from the investors holding Notes. To date, the Company has been unsuccessful in raising financing and, while the Investors have not taken any action against the Company, the Company has not yet received any formal forbearance and/or waiver from the Investors. The Company has been forced to reduce its staff down to one employee, Alan Schoenbart, the Company’s Chief Executive and Chief Financial Officer, who has been working without pay. Further, the Company has been unable to pay rent at its corporate and research facilities, which will more than likely result shortly in eviction proceedings. Additionally, the Company’s patents are at risk. While the Company continues to pursue financing, there can be no assurance that it will be able to do so on acceptable terms or at all, which may result in foreclosure upon the assets of the Company by the Investors.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: April 21, 2017	By: /s/ Alan W. Schoenbart
Alan W. Schoenbart
Chief Executive Officer